Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blue Apron Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-
	Equity	Class A Common Stock, $0.0001 par value per share	457(o)	-	-	-	-	-
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf (1)	457(o)	-	-	$100,000,000	0.00011020	$11,020
	Total Offering Amounts					$100,000,000		$11,020
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$11,020

(1)	An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate initial offering price not to exceed $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.